Exhibit 5.1

Matthew P. Dubofsky
(720) 566-4244
mdubofsky@cooley.com

April 13, 2017

Mattersight Corporation

200 South Wacker Drive, Suite 820

Chicago, IL 60606

Re:	Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mattersight Corporation., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 5,328,187 shares of the Company’s Common Stock (the “Shares”). The Shares were issued by the Company pursuant to that certain securities purchase agreement, dated as of February 23, 2017, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Matthew P. Dubofsky
Matthew P. Dubofsky, Partner

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